Exhibit 10.2

Share Pledge Agreement	KSCP

SHARE PLEDGE AGREEMENT

This Share Pledge Agreement (hereinafter this “Agreement”) is dated April 30, 2013, and is entered into by and between CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO. LTD (the “Pledgee”), and SAGENT PHARMACEUTICALS, INC. (the “Pledgor”), a shareholder of KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CORPORATION LIMITED (“KSCP”).

WHEREAS:

1.	Pledgee is a company duly incorporated and existing under the laws of PRC, having its business address at No. 36 Shuxi Road, Jinniu District, Chengdu City, Sichuan Province, China.

2.	Pledgor is a company duly incorporated and existing under the laws of Delaware, having its business address at 1901 North Roselle Road, Suite 700, Schaumburg, IL60195.

3.	KSCP is a Sino-foreign joint venture company under the laws of the PRC, with its registered address at Suite 302, Building 2, 8 Kexin Road, West Zone, Chengdu High Technology Industrial Development Zone, Sichuan, China. Pledgor is legally holding 50% shareholding in KSCP.

4.	Pledgee and Pledgor (the “Buyer” for the purpose of the Share Purchase Agreement) have executed a Share Purchase Agreement dated April 30, 2013 (the “SPA”), pursuant to which Pledgor/Buyer shall pay a purchase price in total of Twenty Five Million US Dollars (US$ 25,000,000.00) (the “Purchase Price”) to Pledgee/Selling Shareholder for sale of Shares (as defined in the SPA) in KSCP.

5.	In order to ensure that Buyer will perform its payment obligations under section 3.3.2 of the SPA, i.e. the Second, Third and Fourth Payments, in total of Fifteen Million US Dollars (US$ 15,000,000.00) (the “Remaining Amount of the Purchase Price”), Pledgor agrees to pledge 70% of the Shares (50% shares of KSCP) purchased by the Pledgor pursuant to the SPA (i.e. 50% x 70% = 35% shares of KSCP) to Pledgee as security for its performance of the obligations of the payments of the Remaining Amount of the Purchase Price under the SPA.

NOW THEREFORE, in consideration of the mutual covenants and agreements, Pledgee and Pledgor covenant and agree as follows:

1.	Definitions and Interpretations

The terms cited but not specifically defined in this Agreement shall have the same definitions contained in the SPA. Additionally, unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” refers to the full content of Section 2 hereinafter.

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Share Pledge Agreement	KSCP

1.2	“Pledged Shares” refers to 70% of the Shares (50% shares of KSCP) purchased by the Pledgor from the Pledgee pursuant to the SPA (i.e. 50% x 70% = 35% shares of KSCP).

1.3	“Term” refers to the period provided on Article 3 hereinafter.

1.4	“Event of Default” refers to any event in accordance with Section7.1 hereinafter.

1.5	“Notice of Default” refers to the notice of default issued by Pledgee in accordance with this Agreement.

1.6	“PRC Laws” refers to the laws, regulations, rules, guidelines, decrees or directives of the PRC (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) or issued by any local government, court, or other government agencies in the PRC.

2.	The Pledge

Pledgor hereby pledges the Pledged Shares to Pledgee as a security for the obligations of the Buyer to pay the Remaining Amount of the Purchase Price under the SPA(the “Pledge”). Pursuant to this Agreement and the relevant PRC Laws, Pledgee shall have priority in receiving payments from the proceeds from the auction or sale of the Pledged Shares. The Pledged Shares can hereinafter be referred to as the “Pledged Collateral”.

3.	Term

3.1	This Agreement shall become effective as of the date when the Pledge is approved by The Chengdu Hi-Tech Industrial Development Zone Bureau of Investment Services (the “Approving Authority”); and the Pledge shall become effective as of the date when the Pledge is registered with Chengdu Hi-Tech Zone Administration for Industry and Commerce (the “AIC”). The Pledge shall be released pursuant to Article 3.4 herein.

3.2	Pledgee shall be entitled to dispose of the Pledged Collateral in accordance with this Agreement and the relevant PRC Laws, solely in the event that Pledgor/Buyer fails to pay the Remaining Amount of the Purchase Price on time and in full under the section 3.3.2 of the SPA and such failure to pay continues for more than thirty (30) days.

3.3	During the Term, Pledgee shall be entitled to collect any and all dividends declared or paid in connection with the Pledged Collateral. Dividends declared and paid in connection with the Pledged Collateral shall be used to set off against the remaining due amount of the Purchase Price, with the maximum amount not exceeding the sum of the remaining due amount of the Purchase Price and the relevant penalty interest (if any) thereof.

3.4	Pledgee agrees that the Pledge shall be unconditionally released step by step,

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subject to the payments of the Remaining Amount of the Purchase Price as follows:

3.4.1	5.83% shares of the Pledge hereunder shall be discharged immediately after the Pledgor makes the Second Payment of the Purchase Price (US$ 2,500,000.00) and the relevant penalty interest (if any) thereof;

3.4.2	8.17% shares of the Pledge hereunder shall be discharged immediately after the Pledgor makes the Third Payment of the Purchase Price (US$ 3,500,000.00) and the relevant penalty interest (if any) thereof;

3.4.3	21% shares of the Pledge hereunder shall be discharged immediately after the Pledgor makes the Fourth Payment of the Purchase Price (US$ 9,000,000.00) and the relevant penalty interest (if any) thereof.

3.4.4	The Pledgee shall take all necessary actions and execute all necessary documents to endeavor to assist the Pledgor and KSCP to complete the registration to cancel the Pledge within three (3) working days after any portion of the Pledge is discharged in accordance with this Section 3.4.

4.	Pledge Procedure and Registration

This Agreement shall not be effective unless and until approved by the Approving Authority. Pledgor, Pledgee and KSCP shall submit the Pledge to the Approving Authority to apply for the approval at the same time of share transfer application in respect of the Transaction (as such term is defined under the SPA). The Pledge registration application shall be submitted to the AIC at the same time of, or at the latest within ten (10) days after, the AIC registration application in respect of the Transaction.

5.	Representations and Warranties of the Pledgor

On account of the Pledgee’s representations and warranties as the Selling Shareholder to the Buyer for the Shares in the SPA, Pledgor has full legal title to the Pledged Collateral and the Pledged Collateral are free from all liens, pledges, charges, rights of pre-emption, limitations on rights and third party rights which may result in Pledgor’s inability to Pledge all of the Pledged Collateral to Pledgee after the completion of the registration at the AIC in respect of the Transaction (as such term is defined under the SPA), however, the options to purchase the Incentive Shares granted according to KSCP 2007 Employee Stock Option Plan shall be excluded.

6.	Covenants of Pledgor

6.1	During the Term, Pledgor agrees that, for Pledgee’s benefit, Pledgor shall

6.1.1	not transfer or assign the Pledged Collateral, nor create or permit to create any pledge or encumbrance to the Pledged Collateral which may adversely affect the rights and/or benefits of Pledgee under this Agreement, without Pledgee’s prior written consent.

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6.1.2	Comply with the relevant applicable laws and regulations with respect to the Pledge; notify Pledgee of any notice, order or announcement with respect to the Pledge that has been issued or made by a competent PRC authority within five (5) days upon receiving such notice, order or announcement; comply with such notice, order or announcement; or object to the foregoing matters upon the reasonable request from Pledgee or with consent from Pledgee.

6.1.3	Timely notify Pledgee of any events which may affect the Pledged Collateral or Pledgor’s rights thereto, or which may change any of Pledgor’s warranties or affect Pledgor’s performance of its obligations under this Agreement, in each case, in a material and adverse manner.

6.2	Pledgor agrees that in order to protect and perfect the security for the payment of the Remaining Amount of the Purchase Price, Pledgor shall execute in good faith and cause other parties who have interests in the Pledged Collateral to execute all the title certificates, contracts, and perform actions and cause other parties (if any) who have interests to take action, as reasonably required by Pledgee.

6.3	Pledgor agrees to execute all applicable and required amendments in connection with the approval and/or registration of the Pledge, and within a reasonable amount of time upon request, provide the relevant notice, order or decision regarding such registration to Pledgee.

6.4	Pledgor agrees to abide by and perform all relevant guarantees, covenants, warranties, and conditions required to be abided or performed by it under this Agreement. Pledgor shall compensate all direct losses suffered by Pledgee as a result of Pledgor’s failure to perform any such guarantees, covenants, warranties, or conditions.

7.	Events of Default

7.1	The occurrence of any one of the following events shall be regarded as an “Event of Default ”:

7.1.1	Pledgor is incapable of continuing to perform the obligations herein due to any reason except force majeure or the reason(s) attributable to the Pledgee;

7.1.2	Pledgor/Buyer fails to timely pay the Remaining Amount of the Purchase Price in full as required under section 3.3.2 of the SPA and such failure has not been rectified within the Grace Period (as defined in below section 7.3);

7.1.3	Pledgor makes any materially false or misleading representations or warranties under Section 5 herein, or breaches any warranties under Section 5 herein;

7.1.4	Pledgor breaches any of the covenants under Section 6 herein in any material respect;

7.1.5	Pledgor breaches any terms and conditions of this Agreement in any material respect;

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7.1.6	Pledgor transfers or assigns, causes to be transferred or assigned, or abandons the Pledged Collateral without the prior written consent of Pledgee;

7.1.7	The successors or agents of Buyer refuse, or are only partly able, to perform the payment obligations of the Remaining Amount of the Purchase Price under the SPA.

7.2	Pledgor shall immediately give a written notice to the Pledgee if Pledgor is aware of or discovers that any event under Section 7.1 herein has occurred or is reasonably likely to occur.

7.3	Unless an Event of Default has been resolved within thirty (30) days of the date on which Pledgor first becomes aware of or discovers the Event of Default (the “Grace Period”), Pledgee may, at any time thereafter, give a written default notice (the “Default Notice”) to Pledgor and require Pledgor to make full payment of the then outstanding Purchase Price in accordance with the provisions in the SPA within (30) days of the date when such Default Notice takes effect, such Default Notice shall not be effective until it is duly delivered to the Pledgor according to Article 14 of this Agreement and the default remains uncured upon the receipt of such Notice.

8.	Exercise of Remedies

8.1	Where the Pledgor fails to rectify the Event of Default within the Grace Period and fails to make the Payment of the due amount as required in the Default Notice within (30) days of the date when such Default Notice takes effect, the Pledgee may dispose of the Pledged Collateral by giving an express written notice to the Pledgor and KSCP. In such case, the Pledgor and KSCP shall cooperate with the Pledgee and shall execute all necessary documents and take necessary actions according to the applicable laws and regulations to facilitate the Pledgee to exercise its rights on the Pledged Collateral. In any case, the payments to be received by the Pledgee in relation to the disposal of the Pledged Collateral shall not exceed the outstanding due amount of the remaining Purchase Price pursuant to the SPA.

8.2	Pledgor shall not prohibit Pledgee from exercising its rights in accordance with this Agreement and shall give reasonable assistance requested by Pledgee in order to facilitate Pledgee’s exercise of its rights under this Agreement.

9.	Assignment

9.1	Neither Party shall assign or otherwise transfer the rights and obligations herein without the other Party’s prior written consent.

9.2	This Agreement shall be binding upon Pledgor and its respective successors and permitted assignees, and shall be binding on Pledgee and each of its successors and permitted assignees.

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Share Pledge Agreement	KSCP

9.3	Upon the transfer or assignment by Pledgee of any or all of its rights and obligations in accordance with the SPA, Pledgee’s transferee or assignee shall enjoy and undertake the same rights and obligations as Pledgee under this Agreement. Pledgor shall be notified of any such transfer or assignment by written notice and at the request of Pledgee, Pledgor shall execute such relevant agreements and/or documents with respect to such transfer and/or assignment.

10.	Formalities, Fees and Other Charges

Each Party shall be responsible for payment of any taxes or other governmental charges and levies, imposed on such Party in accordance with the applicable laws and regulations in connection with the Agreement.

11.	Force Majeure

11.1	“ Force Majeure ” shall include, but not be limited, to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, and any unforeseen events beyond a Party’s reasonable control or which cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. A Party affected by Force Majeure shall promptly notify the other Party of such event in order to be exempted from such Party’s obligations under this Agreement.

11.2	In the event that the affected Party is delayed or prevented from performing its obligations under this Agreement due to Force Majeure, the affected Party shall not be responsible for any damage caused by the delay or prevention of such performance, as long as such damage is within the scope of such delay or prevention. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by Force Majeure. When such Force Majeure ceases to exist, both Parties covenant and agree to resume the performance of this Agreement with their reasonable best efforts.

12.	Confidentiality

The Parties hereby acknowledge and agree to ensure the confidentiality of all oral and written materials exchanged relating to this Agreement. No Party shall disclose any confidential information to any other third party without the other Parties’ prior written approval, unless : (a) such information was in the public domain at the time it was communicated (unless it entered the public domain without the authorization of the disclosing Party); (b) the disclosure was in response to the relevant laws, regulations, or stock exchange rules; or (c) the disclosure was required by any of the Party’s legal counsel or financial consultant for the purpose of the transaction underlying this

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Agreement. However, such legal counsel and/or financial consultant shall also comply with the confidentiality as stated hereof. The disclosure of confidential information by employees or agents of the disclosing Party is deemed to be an act of the disclosing Party, and such disclosing Party shall bear all liabilities for any breach of confidentiality.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC Laws.

13.2	In the event that the Dispute cannot be resolved amicably, any Party may submit such Dispute to arbitration in Singapore by the International Chamber of Commerce (the “ICC”) in accordance with the rules of the ICC.

13.3	The arbitral tribunal shall be composed of three (3) arbitrators. In accordance with ICC rules and procedures, the Pledgee and the Pledgor shall each be entitled to appoint one (1) arbitrator and the ICC shall appoint the third arbitrator as chairman who shall not be a national of the country of incorporation of either of the Pledgee or the Pledgor. All arbitral proceedings shall be conducted in both Chinese and English.

13.4	Any award made by the arbitral tribunal shall be final and binding on the Parties who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in respect of the matter. The Parties shall cause KSCP to comply with the arbitral award in case the enforcement of such arbitral award requires actions from KSCP.

13.5	The costs of arbitration, including fees for legal counsel, shall be borne by the losing Party, unless otherwise determined by the arbitral award.

14.	Notices

14.1	Any notice or other correspondence under this Agreement between the Pledgee and the Pledgor (“Notice”) shall be made in writing (delivered personally, by post, fax or e-mail) and delivered to the notified party in accordance with the following address or number and shall constitute a valid notice only if the name of the contact person is specified:

the Pledgee: CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO., LTD

Contact person: Yingmei He (何映梅)

Address: No.36 Shuxi Road, Jinniu District, Chengdu City, Sichuan Province

Postal code：610036

Tel：+86 28 8751 7984

Fax：+86 28 8751 3956

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Share Pledge Agreement	KSCP

Email: hym@cnkh.com

the Pledgor: SAGENT PHARMACEUTICALS, INC.

Contact person: Michael Logerfo, EVP and Chief Legal Officer

Address: 1901 North Roselle Road, Suite 700, Schaumburg, IL 60195

Postal code：IL 60195

Tel：+1-847-908-1608

Fax：+1-847-908-1808

Email: mlogerfo@sagentpharma.com

If any of the above details are changed, the Party shall notify the other Party of the change in writing within seven (7) days in accordance with the foregoing notice requirements, otherwise, the notice sent to its original address or numbers shall be deemed as valid.

14.2	The date and time of service of notices delivered as above shall be determined as follows:

Any posted or couriered notice shall be delivered by way of registered mail, express mail or courier, and shall be deemed as served 48 hours after the receipt signature obtained from the recipient or the representative of the recipient (postponed accordingly in case of any public holidays);

Any notice sent by fax or e-mail shall be deemed as served upon a delivery confirmation obtained. When the notice is sent on a public holiday, it shall be deemed as served on the first following working day.

15.	Entire Agreement

The Parties agree that this Agreement constitutes the entire agreement of the Parties upon its effectiveness and supersedes all prior oral and/or written agreements and understandings relating to the subject matter hereof.

16.	Severability

If any provision or provisions of this Agreement shall be held by a proper authority to be invalid, illegal, unenforceable or in conflict with the laws and regulations of the PRC, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.	Amendment or Supplement

17.1	The Parties may amend this Agreement in writing, provided that such amendment shall be duly executed and signed by Pledgee, and Pledgor, and such amendment shall thereupon become a part of this Agreement and shall have the same legal effect as this Agreement.

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Share Pledge Agreement	KSCP

17.2	This Agreement shall come into effect on the date when it is approved by the Approving Authority. The Pledge created by this Agreement shall come into effect on the date when the Pledge hereunder is registered at the AIC.

18.	Language and Copies of the Agreement

This Agreement shall be executed in Chinese and English with both languages equally binding. This Agreement is made in [16] originals, [8] in Chinese and [8] in English.

[SIGNATURE PAGE FOLLOWS]

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Share Pledge Agreement	KSCP

SIGNATURE PAGE

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

Pledgee /s/ Zunhong Ke	Pledgor /s/ James Hussey
Name: Zunhong Ke For and on behalf of	Name: James Hussey For and on behalf of
CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO. LTD	SAGENT Pharmaceuticals, Inc.

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